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                                                                    Exhibit 23.3
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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Renaissance Worldwide, Inc. of our report which expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for an acquisition as a pooling-of-interests on Renaissance Solutions, Inc. and its subsidiaries as of December 31, 1996 and for the two years in the period ended December 31, 1996 dated February 28, 1997 which appears on page 16 of Form 8-K of Renaissance Worldwide, Inc. dated November 5, 1998. We also consent to the reference to us under the heading "Experts" and in such Registration Statement on Form S-3.


Deloitte & Touche LLP
Boston Massachusetts
November 5, 1998